REGISTRATION NO. 333-

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

OLD REPUBLIC INTERNATIONAL
CORPORATION                          DELAWARE                      36-2678171

(EXACT NAME OF             (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER
REGISTRANT AS              INCORPORATION OR ORGANIZATION)      IDENTIFICATION
SPECIFIED IN ITS                                               NUMBER)
CHARTER)


                            307 NORTH MICHIGAN AVENUE
                          CHICAGO, ILLINOIS 60601-5382
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           SPENCER LEROY III, ESQUIRE
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                  AND SECRETARY
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                            307 NORTH MICHIGAN AVENUE
                          CHICAGO, ILLINOIS 60601-5382
                                 (312) 346-8100
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------
                                   COPIES TO:
                            KURT W. FLORIAN, ESQUIRE
                              LORD, BISSELL & BROOK
                            115 SOUTH LA SALLE STREET
                             CHICAGO, ILLINOIS 60603
                                 (312) 443-1728
                          -----------------------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
                          -----------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH      AMOUNT TO BE     PROPOSED      PROPOSED         AMOUNT OF
CLASS OF           REGISTERED(1)(2) MAXIMUM       MAXIMUM          REGISTRATION
SECURITIES TO                       OFFERING      AGGREGATE        FEE
BE REGISTERED                       PRICE PER     OFFERING PRICE
Senior debt                         UNIT (3)
securities
and subordinated
debt
securities
(collectively
"Debt Securities")
of
Old Republic
International
Corporation

Warrants of Old
Republic
International
Corporation to
purchase Debt
Securities


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
Warrants of Old
Republic
International
Corporation to
purchase preferred
stock or  depositary
shares

Warrants of Old
Republic
International
Corporation  to
purchase common
stock

Preferred Stock of
Old Republic
International
Corporation


Depositary Shares
of Preferred Stock
of
Old Republic
International
Corporation


Common Stock of
Old Republic
International
Corporation

Stock Purchase
Contracts of Old
Republic
International
Corporation

Stock Purchase
Units of Old
Republic
International
Corporation

Prepaid  Stock
Purchase  Contracts
of Old Republic
International
Corporation

Total              $500,000,000     100%          $500,000,000     $147,500

(1) Such indeterminate number or amount of Debt Securities, Warrants, Preferred Stock, Depositary Shares, Common Stock, Stock Purchase
         Contracts and Stock Purchase Units of Old Republic International Corporation as may from time to time be issued at indeterminate prices.

(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all securities of $500,000,000. In addition, this Registration
         Statement includes such presently indeterminate number of Offered Securities (as defined herein) as may be issuable from time to time upon conversion or exchange of the Offered Securities being registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 and exclusive of accrued interest and dividends, if any.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



PROSPECTUS


                                  $500,000,000
                  [LOGO] OLD REPUBLIC INTERNATIONAL CORPORATION


                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                          ----------------------------

      Old Republic International Corporation (the "Corporation") may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities") or unsecured subordinated debt securities ("Subordinated Debt Securities") , consisting of debentures, notes or other evidences of indebtedness (the Senior Debt Securities and the Subordinated Debt Securities are collectively referred to herein as the "Debt Securities"), (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), which may be represented by depositary shares as described herein, (iii) shares of its common stock, par value $1.00 per share (the "Common Stock"), (iv) warrants to purchase any of the foregoing Debt Securities, Preferred Stock and Common Stock (the "Warrants"), (v) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Senior Debt Securities or Subordinated Debt Securities,
(y) debt obligations of third parties,  including U.S. Treasury  Securities,  or
(z) Preferred Stock. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units; amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units--in each case as the Corporation specifically designates.


                                 ---------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------
                 The date of this Prospectus is December , 1997.


         Specific terms of the particular Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Senior Debt Securities and Subordinated Debt Securities, the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, time of payment of interest, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange and whether the Corporation has elected to offer the Preferred Stock in the form of depositary shares; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised; (v) in the case of Stock Purchase
Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Corporation to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; and (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred

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
Stock, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract and, if applicable, whether the Corporation will issue to such holder a Prepaid Stock Purchase Contract as a result of such early settlement and the specific terms of the Prepaid Stock Purchase Contract and the terms of the offering and sale of such Stock Purchase Units.

         The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $500,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

                                ----------------

         The Corporation may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution" below. If any agents of the Corporation or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement. The managing underwriter or underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Corporation with the Commission can be inspected and copied at the Commission's Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the public reference facilities of the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. Reports, proxy statements, and other information concerning the Corporation may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005. In addition, electronically filed documents including reports, proxy statements and other information concerning the Corporation can be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Corporation has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto. In addition, certain documents filed by the Corporation with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the

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
Commission. Each such statement is subject to and qualified in its entirety by such reference. For further information with respect to the Corporation and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are hereby incorporated by reference in the Prospectus the following documents previously filed by the Corporation with the Commission pursuant to the 1934 Act:

         1. Annual Report on Form 10-K for the year ended December 31, 1996, as amended under cover of Form 10-K/A's filed on April 28, 1997, April 29, 1997 and April 30, 1997.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

         3. Current Reports on Form 8-K filed on May 30, 1997 and June 18, 1997.

         4. The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in the Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Corporation will provide without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents shall be directed to Old Republic
International Corporation, 307 North Michigan Avenue, Chicago, Illinois 60601-5382, Attention: Investor Relations (telephone (312) 346-8100).

     FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS

PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                           FORWARD-LOOKING STATEMENTS

         The Private  Securities  Litigation Reform Act of 1995 provides a "safe
harbor" for forward-looking  statements.   This  Prospectus  and the  documents
incorporated by reference herein, or any other written or oral statements made by or on behalf of the Corporation may include forward-looking statements which reflect the Corporation's current views with respect to future events and financial performance.

         Historical data pertaining to the operating results, liquidity, and other financial matters applicable to an insurance enterprise such as the Corporation are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited in the paragraph below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed claims all have a bearing on period-to-period comparisons and future operating results.

         Of necessity, forward-looking statements involve assumptions, uncertainties, and risks that could cause actual results to differ materially from such statements. These uncertainties and other factors are described in more detail in the Corporation's most recent Annual Report on Form 10-K and include, but are not limited to the uncertainties and factors listed below. With regard to the Corporation's General Insurance segment, its results can be affected in particular by the level of market competition which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, as well as periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses and work-related injuries. Mortgage Guaranty and Title Insurance results can be affected by such factors as changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans; mortgage guaranty results may also be affected by various risk-sharing arrangements with business producers. Life and disability insurance results can be impacted by the levels of employment and consumer spending, as well as mortality and health trends. At the holding company level, results are generally affected by the amount of debt outstanding and its cost. Readers are cautioned not to place undue reliance on any forward-looking statements of the Corporation, which speak only as of their dates. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



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
                                ----------------

         Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars" or "U.S.$").

                                 THE CORPORATION

         Old Republic International Corporation is a Chicago-based insurance holding company which ranks among the 50 largest publicly-held, independent insurance groups in the United States. Its oldest insurance subsidiary has been in business continuously since 1887. The Corporation's subsidiaries market, underwrite and manage a wide range of specialty and general insurance coverages in the property and liability, mortgage guaranty, title and life and disability insurance fields. The Corporation primarily serves the insurance and related needs of commercial and financial enterprises and governmental units. In particular, it provides specialty insurance programs to the transportation, coal and energy services, construction, forest products, consumer and mortgage credit, banking, and housing industries, and to a variety of other manufacturing and service companies.

         The Corporation's business segments are organized as the General Insurance (property and liability insurance), Mortgage Guaranty, Title Insurance and Life Insurance Groups, and references herein to such groups apply to the Corporation's subsidiaries engaged in the respective segments of business. "Old Republic" or the "Corporation" herein refers to Old Republic International Corporation and its subsidiaries as the context requires.

         The Corporation's General Insurance Group provides property and liability insurance to commercial clients and is the major contributor to consolidated operating income. Old Republic does not have a meaningful participation in personal lines of insurance. Commercial automobile (principally trucking) insurance is the largest type of coverage underwritten by the General Insurance Group, accounting for 43.2% of the Group's direct premiums written in 1996. The remaining premiums written by the General Insurance Group are derived largely from a wide variety of coverages, including workers' compensation and general liability insurance, loan credit guaranty insurance, and surety bonds. During the past ten years the General Insurance Group's operations have been expanded to insure certain specialty lines such as directors' and officers' liability and errors and omissions liability insurance, to cover owners and operators of private aircraft for hull and liability exposures, and to insure grain elevators and liquid petroleum gas operations.

         The Corporation frequently uses risk sharing formulas , particularly in certain parts of its property and liability and life and disability businesses to reduce its risk of underwriting loss. Among the techniques used are retrospective rating plans and the utilization of captive insurance companies owned by assureds or producers. Pursuant to retrospective arrangements, premium refunds are made or additional premiums are collected in the event loss costs are lower or higher than anticipated. Through captive insurers, the Corporation's assureds or producers accept a portion of the coverages underwritten by Old Republic and thus share in the loss experience on the risk.

         The Corporation believes that its Mortgage Guaranty Group and Title Insurance Group each rank among the top seven in the country on the basis of premiums and related service fee revenues.

         Real estate mortgage loan insurance produced by the Mortgage Guaranty Group protects lending institutions against certain losses, generally to the extent of 10% to 35% of the sum of the outstanding amount of each insured mortgage loan, and allowable costs incurred in the event of default by the borrower. The Corporation insures only first mortgage loans, primarily on residential properties having one-to-four family dwelling units. Mortgage guaranty insurance premiums originate from savings and loan associations, mortgage bankers and other lending institutions. The Corporation's residential real estate loan insurance business is originated, approximately 19% by savings and loan associations, 68% by mortgage bankers and 13% by other lenders. The Corporation's mortgage guaranty insurance in force at December 31, 1996, was originally produced by approximately 3,800 different lending institutions and about 2,300 such institutions originated business in 1996.

         The title insurance business consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records which contain information concerning interests in real property. The policy insures against losses arising out of defects, loans and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy.

         Old Republic's Life Insurance Group markets and writes consumer credit life and disability insurance primarily through automobile dealers, consumer finance companies, banks, and savings and loan associations. Old Republic has also written various conventional life, disability/accident and health insurance coverages for many years, principally on a direct marketing basis through banks and other financial services institutions. Old Republic also sells ordinary term life insurance through independent agents and brokers for relatively large face amounts, in both the United States and Canada. In the past, Old Republic marketed annuity policies, some of which remain outstanding, through securities dealers in New York State. Since 1985, the volume of annuity business has been inconsequential as the Company has been unwilling to compete in this part of the insurance business.

         The Corporation's principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois 60601. Its telephone number is (312) 346-8100.


                                 USE OF PROCEEDS

         Unless otherwise set forth in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds from the sale of the Offered Securities are expected to be used by the Corporation for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of businesses or assets thereof, working capital needs, and to add to the capital of the Corporation's insurance subsidiaries. The Corporation routinely reviews opportunities to acquire businesses or assets thereof.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Corporation for the periods indicated:

                                                                   NINE MONTHS
                                                                     ENDED
                                  YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                              ---------------------------------- ---------------
                               1992   1993   1994   1995   1996    1996    1997
Ratio of earnings to fixed
charges  (1)                   14.7x   3.0x  12.3x  14.6x  32.4x   28.8x   45.7x
Ratio of earnings to combined
fixed charges and preferred
stock dividends (2)             9.1x   8.5x   8.1x  10.2x  16.1x  14.8x    33.7x
                              ==================================================

(1) In computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on senior and subordinated indebtedness. Earnings are computed by adding interest incurred on senior and subordinated indebtedness to pretax income.

(2) In computing the ratio of earnings to combined fixed charges and preferred stock dividends, combined fixed charges and preferred stock dividends consist of interest expense on senior and subordinated indebtedness and dividends on preferred stock of the Corporation on a pretax basis. Earnings are computed by adding interest incurred on senior and subordinated indebtedness to pretax income.

                         DESCRIPTION OF DEBT SECURITIES

         The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), including the nature of any variations from the following general provisions applicable to such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

         The Debt Securities will be unsecured general obligations of the Corporation. The Debt Securities may be senior or subordinate in priority of payment. The Debt Securities may be offered as convertible Debt Securities which, unless previously redeemed or otherwise purchased or acquired, will be convertible at any time during the specified conversion period into shares of the Corporation's Common Stock, par value $1.00 per share. The Debt Securities are to be issued under an Indenture dated as of August 15, 1992 between the Corporation and Wilmington Trust Company, as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1 thereto, dated June 16, 1997 and Supplemental Indenture No. 2 thereto, dated December , 1997 (as supplemented, the " Indenture"). A copy of the Indenture is incorporated by reference as an exhibit to the Registration Statement.

         The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indenture. The section numbers refer to sections of the Indenture.

General

         The Indenture does not limit the amount of additional indebtedness the Corporation or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Corporation. Since the Corporation is a holding company, the Corporation's rights and the rights of its creditors, including the holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. Claims on the Corporation's subsidiaries by creditors other than the Corporation include substantial claims for policy benefits and debt obligations, as well as other liabilities incurred in the ordinary course of business. In addition, since many of the Corporation's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends or make loans or advances to the Corporation without prior regulatory approval is limited by applicable laws and regulations.

         The Indenture does not limit the aggregate principal amount of indebtedness that may be issued and provides that Debt Securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount authorized from time to time by the Corporation.

         Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for the following terms of and information relating to the Offered Debt Securities offered thereby (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) any date of maturity; (iii) interest rate or rates (or the method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable; (v) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vi) any redemption, repayment or sinking fund provisions; (vii) whether such Offered Debt Securities are convertible into Common Stock of the Corporation; (viii) any applicable United States federal income tax consequences, including whether and under what circumstances the Corporation will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Corporation will have the option to redeem such Debt Securities rather than pay such additional amounts; (ix) the proposed listing, if any, of the Offered Debt Securities on any securities exchange; and (x) any other specific terms of the Offered Debt Securities, including any modifications of or additions to the events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture.

         Debt Securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

         Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

         Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

         So long as any Debt Securities remain outstanding, the Corporation will cause its annual reports to shareholders to be mailed to the holders of the Debt Securities ("Holders") at their addresses appearing in the Debt Securities Register. (Section 704)

Global Debt Securities

         The Debt Securities of a series may be issued in the form of one or more fully registered global securities (a "Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

         Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Corporation understands that under existing industry practices, if the Corporation requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

         Payments of principal and premium, if any, and interest, if any, of Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Global Security. None of the Corporation, the Trustee or any other agent of the Corporation or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Corporation expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

         If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the 1934 Act, and a successor Depositary registered as a clearing agency under the 1934 Act is not appointed by the Corporation within 90 days, the Corporation will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Corporation may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in a definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.


Senior Debt Securities

         The Prospectus Supplement will state if the Offered Debt Securities are to be Senior Debt Securities. Senior Debt Securities will be senior in right of payment to all subordinated indebtedness of the Corporation, and pari passu with other unsecured, unsubordinated indebtedness of the Corporation.

Subordinated Debt Securities

         The Prospectus Supplement will state if the Offered Debt Securities are to be Subordinated Debt Securities and subject to the subordination provision contained in the Indenture. The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 1401 of the Indenture, that the payment of principal (and premium, if any) of, sinking fund requirements for and interest on the Subordinated Debt Securities is subordinated in right of payment to the payment of all Senior Indebtedness of the Corporation. "Senior Indebtedness" is defined as the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date hereof or thereafter incurred, created or assumed: (a) indebtedness of the Corporation for money borrowed (including purchase-money obligations) evidenced by notes or other written obligations, (b) indebtedness of the Corporation evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument, (c) obligations of the Corporation as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions, (d) indebtedness of others of any of the kinds described in the preceding clauses (a) through (c) assumed or guaranteed by the Corporation, and (e) renewals, extensions and refundings of any such indebtedness or obligations, unless in each case the instrument creating or evidencing such indebtedness or obligation expressly provides that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities, but Senior Indebtedness shall not include the Subordinated Debt Securities and indebtedness which ranks pari passu with the Subordinated Debt Securities. (Sections 101 and 1401)

         The Indenture does not limit the amount of Senior Indebtedness that may be incurred. As of September 30, 1997, the amount of Senior Indebtedness was approximately $151 million. The Corporation may from time to time incur additional Senior Indebtedness. In addition, the Corporation's subsidiaries incur liabilities and have obligations to third parties. The claims of such third parties to the assets of the Corporation's subsidiaries will be superior to those of the Corporation as a shareholder and therefore the Debt Securities (whether Senior Debt Securities or Subordinated Debt Securities) may be deemed to be effectively subordinated to the claims of such third parties.

         In the event of any payment or distribution of assets or securities of the Corporation upon any liquidation, dissolution, winding up or reorganization of or similar proceeding relating to the Corporation, the payment of the principal (and premium, if any), sinking fund requirements and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior
Indebtedness. No payment on account of principal (and premium, if any) of, sinking fund requirements for or interest on the Subordinated Debt Securities may be made if, at the time of such payment, there exists a default with respect to any Senior Indebtedness and the default is the subject of judicial proceedings or the Corporation receives notice of the default from the Trustee or any holder of Senior Indebtedness or any Trustee therefor. Upon any acceleration of the maturity of the Subordinated Debt Securities by reason of a default, the Corporation must give notice of the acceleration to holders of the Senior Indebtedness and may not pay holders of the Subordinated Debt Securities until 120 days after the acceleration and then only if such payment is otherwise permitted at that time. Upon any payment or distribution of assets or securities of the Corporation upon any liquidation, dissolution, winding-up or reorganization of or similar proceeding relating to the Corporation, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Subordinated Debt Securities are entitled to receive any payment. Sections 1402 and 1403)

         By reason of such subordination, in the event of insolvency, creditors of the Corporation who are holders of Senior Indebtedness, as well as general creditors of the Corporation, may recover more, ratably, than the holders of the Subordinated Debt Securities.

Convertible Debt Securities

         The Prospectus Supplement will state whether the Offered Debt Securities will be convertible into shares of Common Stock ("Convertible Debt Securities") and, if so, the initial conversion price or conversion rate at which such Convertible Debt Securities will be convertible into Common Stock. The holders of Convertible Debt Securities will be entitled at any time during the time period specified in the Prospectus Supplement to convert the Convertible Debt Securities into shares of Common Stock, except that, with respect to Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the redemption date unless the Corporation defaults in making the payment due upon redemption. Notice of a redemption must be given not less than 30 days and not more than 60 days prior to the redemption date. (Sections 1301 and 1104)


         Convertible Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest on such Convertible Debt Securities to the opening of business on the corresponding interest payment date (except Convertible Debt Securities called for redemption during such period) must be accompanied by payment of an amount equal to the amount of interest payable on such Convertible Debt Securities on such interest payment date. The registered holder of such Convertible Debt Securities at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Convertible Debt Securities (except Convertible Debt Securities called for redemption between such record date and the interest payment date) on the corresponding interest payment date notwithstanding the conversion thereof or the Corporation's default on payment of the interest due on such interest payment date. A holder of Convertible Debt Securities on an interest payment record date who (or whose transferee) converts Convertible Debt Securities on an interest payment date will receive the interest payable on such Convertible Debt Securities by the Corporation on such date and the converting holder need not include payment in the amount of such interest upon surrender of Convertible Debt Securities for conversion. (Sections 307 and 1302)

         No fractional shares will be issued upon conversion and, in lieu of any fractional share, an adjustment in cash will be made based on the closing price (as defined) of the Common Stock as quoted on the New York Stock Exchange on the last business day prior to the date of such conversion. (Sections 1303 and 1304)

         The conversion rate is subject to adjustment in certain events, including (i) the issuance of capital stock of the Corporation as a dividend or a distribution, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the current market price of Common Stock (as defined), and (iv) the distribution to all holders of Common Stock of evidences of indebtedness of the Corporation or of assets (other than cash dividends from retained earnings) or subscription rights to securities of the Corporation (other than those referred to above). Except in these cases, the conversion rate will not be adjusted for the issuance of Common Stock. No adjustment of the conversion rate will be required to be made in any case until cumulative adjustments amount to at least one percent of the current conversion rate. The Corporation reserves the right to make such increases in the conversion rate in addition to those required by the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock related distributions hereafter made by the Corporation to its shareholders shall not be taxable. (Section 1304)

         Except as aforesaid,no payment or adjustment will be made on conversion for interest accrued on Convertible Debt Securities or for dividends on the Common Stock issued on conversion. (Section 1302)

         In case of any consolidation or merger of the Corporation with or into any other corporation other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of or changes (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or any sale or transfer of all or substantially all the assets of the Corporation, the holders of Debt Securities shall after such consolidation, merger, sale or transfer have the right to convert such Debt Securities into the kind and amount of securities, cash and other property which each such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if such holder had held the Common Stock issuable upon the conversion of such Debt Securities immediately prior to such consolidation, merger, sale or transfer. (Section 1311)

Merger and Consolidation

         The Indenture provides that the Corporation may, without the consent of the Holders of Debt Securities, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case (i) the successor corporation shall be a domestic corporation and such corporation shall assume by a supplemental indenture the Corporation's obligations under the Indenture, and (ii) immediately after giving effect to such transaction, no default under the Indenture shall have occurred and be continuing. (Section 801)


Certain Covenants Applicable to All Debt Securities

         The Indenture defines the term "Principal Insurance Subsidiary" to mean, so long as they are Subsidiaries of the Corporation, each of Old Republic Insurance Company, Old Republic National Title Insurance Company, Republic Mortgage Insurance Company, Bituminous Casualty Corporation and Great West Casualty Company and any successor to all or a principal part of the business or properties of any thereof. (Section 101)

         Limitations on Liens on Stock of Principal Insurance Subsidiaries. The Indenture provides that the Corporation will not, nor will it permit any Principal Insurance Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money (hereinafter referred to as "Indebtedness") secured by a mortgage, security interest, pledge, lien or other encumbrance upon any share of stock of any Principal Insurance Subsidiary without effectively providing that the Debt Securities (together with, if the Corporation shall so determine, any other indebtedness of or guarantee by the Corporation ranking equally with the Debt Securities and then existing or thereafter created) shall be secured equally and ratably with such Indebtedness. (Section 1005)

         Restrictions on Certain Dispositions. The Indenture does not prohibit the Corporation or any Principal Insurance Subsidiary from issuing, selling, assigning, transferring or otherwise disposing of, directly or indirectly, any of the capital stock of any Principal Insurance Subsidiary. (Section 1006)

Modification of the Indenture

         The Indenture may be modified by the Corporation with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of all series affected thereby, provided that without the consent of the Holder of each Debt Security affected thereby, no such modification may (i) change the Stated Maturity of or reduce the amount of principal of or interest on or any premium payable upon the redemption of Debt Securities; (ii) change the other terms of payment thereof; (iii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; or
(iv) reduce the percentage in principal amount of Debt Securities of any series the consent of whose Holders is necessary to effect any such modification or waive compliance with certain covenants and conditions in the Indenture. (Section 902) Compliance with certain covenants of the Corporation (including those summarized above under "Certain Covenants Applicable to All Debt Securities") may be waived, either generally or in a specific instance and either before or after the time for such compliance, with the consent of the Holders of at least a majority in principal amount of all outstanding Debt Securities.
(Section 1007)

Satisfaction and Discharge of Indenture; Defeasance

         The Indenture (except for certain specified surviving obligations including, among other things, the Corporation's obligation to pay the principal of (or premium, if any) and interest on the Debt Securities and to issue Common Stock upon the conversion of Convertible Debt Securities) will be discharged and canceled with respect to the Debt Securities of any series upon the satisfaction of certain conditions, including the payment of all the Debt Securities of such series or the deposit with the Trustee of funds or U.S. Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture. (Article Four)

Events of Default

         The following events with respect to Debt Securities of any or all series, as the case may be, are defined in the Indenture as "Events of Default" with respect to Debt Securities of such series: (i) default in the payment of any interest when due, continued for 30 days; (ii) default in the payment of the principal (or premium, if any) on maturity; (iii) default in the payment to any sinking fund when due; (iv) default in the performance of any other Indenture covenant of the Corporation, continued for 60 days after written notice from the Trustee or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series affected thereby; (v) acceleration of the maturity of any other indebtedness of the Corporation in excess of $5,000,000 in principal amount under the terms of the instrument under which such indebtedness may be outstanding, if such acceleration is not annulled or such indebtedness is not discharged within 10 days after written notice from the Trustee or the Holders of at least 10% in principal amount of the outstanding Debt Securities prior to acceleration under the Indenture; (vi) certain events in bankruptcy or insolvency of the Corporation; and (vii) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

         If an Event of Default with respect to Debt Securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Debt

Securities of such series may declare the principal amount of all Debt Securities of such series and/or such other amount or amounts as the Debt Securities or supplemental indenture with respect to such series may provide, to be due and payable immediately. (Section 502)

         The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, mail to the Holders of Debt Securities of such series affected thereby notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided, that (i) except in the case of default in the payment of principal of (or premium, if any) or interest on any of the Debt Securities or in the payment of any sinking fund installment, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders and (ii) in the case of default of the character referred to in subdivision (iv) of the preceding paragraph no such notice shall be given until at least 30 days after the occurrence thereof. (Section 602)

         The Corporation is required to furnish to the Trustee annually a statement of certain officers of the Corporation to the effect that to the best of their knowledge the Corporation is not in default in the performance and observance of certain terms of the Indenture, or if they have knowledge that the Corporation is, or during the course of the year covered by the statement, has been, in default, specifying such default. (Section 704)

         The Holders of a majority in principal amount of the Debt Securities then outstanding of each series affected have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512) The Holders of a majority in principal amount of the Debt Securities of each series affected may waive certain defaults excluding a default in payment of principal of (or premium, if any) or interest on any Debt Security. (Section 513) The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the expenses and liabilities which may be incurred by it in complying with such request.
(Section 603)

Trustee

         Wilmington Trust Company is Trustee under the Indenture. Wilmington Trust Company is one of a number of banks with which the Corporation and its subsidiaries maintain ordinary banking and trust relationships and is also the Trustee under the Corporation's 7% Debentures due June 15, 2007.

                          DESCRIPTION OF CAPITAL STOCK

         Under the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Corporation has authority to issue 250,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"), 50,000,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), and 75,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). Preferred Stock may be issued from time to time in one or more series with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in the Certificate of Incorporation or any amendment thereof or in any designation approved by the Board of Directors of the Corporation for the purpose of establishing any such series of Preferred Stock. Shareholders do not have any pre-emptive rights with respect to any of the presently authorized but unissued shares of Preferred Stock, Common Stock or Class B Common Stock. At September 30, 1997, there were outstanding (i)
92,803,887 shares of Common Stock (excluding 6,658,901 shares held by an affiliate of the Corporation but classified as treasury stock for financial accounting purposes only) and (ii) 158,367 shares of Series G-2 Preferred Stock ("Series G-2 Preferred Stock"). The Series G-2 Preferred Stock ranks senior to the Common Stock and Class B Common Stock. No shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") or Class B Common
Stock are outstanding. For a description of the Preferred Stock of the Corporation, see "Description of Preferred Stock" below. For further information regarding the Common Stock and Class B Common Stock, see "Description of Common Stock" below.

         The payment of cash dividends by Old Republic is principally dependent upon the amount of its insurance subsidiaries' statutory policyholders' surplus available for dividend distribution. The insurance subsidiaries' ability to pay cash dividends to Old Republic is in turn generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations, and the ability of an insurer to pay dividends to its shareholders. Based on 1996 data, the maximum amount payable to Old Republic as dividends by its insurance and other wholly-owned subsidiaries during 1997 without the prior approval of their respective regulatory authorities was approximately $233 million. However, Old Republic does not expect to distribute all such amounts as dividends since reinvested earnings are Old Republic's major source of capital to promote its growth and support its obligations to policyholders.




Description of Preferred Stock

         Old Republic's Certificate of Incorporation authorizes the issuance of 75,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). Under the Certificate of Incorporation, Old Republic's Board of Directors is expressly authorized to issue all of the Preferred Stock from time to time in one or more series, and for such consideration as the Board may determine, with or without voting powers; and to establish designations, preferences and the relative, participating, optional or other special rights, and qualifications, limitations, and restrictions with respect thereto. As of September 30, 1997, 158,367 shares of Series G-2 Preferred Stock were issued and outstanding, with an aggregate current liquidation preference in the amount of approximately $3.4 million. All shares of the Corporation's presently outstanding Preferred Stock are designated Series G-2 Preferred Stock. Each share is entitled to one vote per share on all matters submitted to a vote of the Corporation's shareholders, and is convertible into shares of the Corporation's Common Stock at a rate of one share of Series G-2 Preferred Stock for 0.95 share of Common Stock at any time after the applicable share of Series G-2 Preferred Stock has been outstanding for at least six months. For a description of the dividend and redemption rights of the Series G-2 Preferred Stock, see Note 4(a) of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K of Old Republic for the year ended December 31, 1996, incorporated herein by reference.

         No shares of Series A Junior Participating Preferred Stock are outstanding. For a description of the Series A Preferred Stock, see "Description of Capital Stock-Certain Charter Provisions and Miscellaneous Agreements."

         The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity, if any; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Senior Debt Securities, Subordinated Debt Securities, Common Stock or other securities or rights of the Corporation (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

         As described under "Description of Depositary Shares", the Corporation may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

         All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable.

Description of Common Stock

         The Certificate of Incorporation of the Corporation authorizes 250,000,000 shares of Common Stock, $1.00 par value, of which 92,803,887 shares were issued and outstanding as of September 30, 1997 (excluding 6,658,901 shares held by an affiliate but classified as treasury stock for financial accounting purposes only), and 50,000,000 shares of Class B Common Stock, none of which is issued or outstanding.
   Any additional shares of Common Stock issued by the Corporation will have the same rights and privileges as shares of Common Stock now issued and outstanding.

         Holders of Common Stock and Class B Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Corporation, when, as and if declared by the Board of Directors out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions (subject to the rights of holders of Preferred Stock). In addition if holders of Common Stock receive shares of Common Stock in connection with stock dividends or stock splits, holders of Class B Common Stock will receive a proportionate number of shares of Class B Common Stock.

         At every meeting of shareholders, every holder of Common Stock is entitled to one vote per share and every holder of Class B Common Stock will be entitled to a 1/10 vote per share. All actions submitted to a vote of shareholders are voted upon by holders of Common Stock and Class B Common Stock voting together as a single class (subject to any voting rights which may be granted to holders of Preferred Stock) and a majority of the votes cast by such holders is required to approve any such action, except where other provision is made by law.

         In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Common Stock and Class B Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

         The holders of Common Stock and Class B Common Stock have no preemptive rights, cumulative voting rights or subscriptions rights. The Common Stock and Class B Common Stock have no conversion rights and are not subject to redemption.

         The Prospectus Supplement relating to an offering of Common Stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.

         The transfer agent and registrar with respect to the Common Stock is The First Chicago Trust Company of New York.

         All shares of Common Stock offered hereby, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable.


Certain Charter Provisions And Miscellaneous Agreements

         The Corporation's Certificate of Incorporation and Bylaws and certain other agreements to which the Corporation is a party contain certain provisions, described below, that could delay, defer or prevent a change in control of the Corporation if the Board of Directors determines that such a change in control is not in the best interests of the Corporation and its shareholders and could have the effect of making it more difficult to acquire the Corporation or remove incumbent management.

         The terms of the authorized series of the Corporation's Preferred Stock and the power in the Board of Directors to issue additional shares of Preferred Stock, Common Stock and Class B Common Stock without shareholder approval could render more difficult or discourage a merger, tender offer or proxy contest for assumption of control by a holder of Old Republic's securities.

         The Certificate of Incorporation of Old Republic requires the approval of holders of 80% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class for (i) a merger or consolidation of Old Republic with, (ii) the sale, lease, exchange, mortgage, pledge or other disposition of all, substantially all, or any substantial part
(as defined) of the assets of Old Republic or a subsidiary to, or (iii) the transfer of a substantial amount (as defined) of securities of Old Republic in exchange for the securities or assets of, any other corporation, person, or entity which is the holder of more than 10% of the outstanding shares of Old Republic entitled to vote, considered as one class. This requirement does not apply if the Board of Directors of Old Republic approves the transaction under certain circumstances. This provision of the Restated Certificate of Incorporation cannot be amended or repealed except by a vote of 80% of the outstanding shares of all classes of stock of the Corporation entitled to vote in the election of directors, such shares to be considered as one class.

         The Certificate of Incorporation of Old Republic prohibits any merger or certain other business combinations to be effected between Old Republic and any person or entity that owns more than 10% of Old Republic's outstanding stock entitled to vote (an "Acquiring Entity") unless it is approved by the holders of not less than 66 2/3% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class (other than shares beneficially owned by the Acquiring Entity) or is approved unanimously by the Board of Directors or is in compliance with certain other conditions. The conditions specified include a requirement that the price to be paid to the remaining shareholders of Old Republic in cash or securities be not less than the greatest of: (i) the highest price paid by the Acquiring Entity for its stock in Old Republic, (ii) a price that reflects the same premium over market price paid by the Acquiring Entity to other shareholders of Old Republic, (iii) a price that is equal to book value of the Old Republic Common Stock, and (iv) a price that reflects the same earnings multiple at which the Acquiring Entity's stock is selling. This provision of the Restated Certificate of Incorporation cannot be amended except by a vote of 66 2/3% of the outstanding shares of all classes of stock of Old Republic entitled to vote in the election of directors, such shares to be considered as one class, excluding stock of which an Acquiring Entity, if any, is the beneficial owner.

         Pursuant to the Corporation's Certificate of Incorporation, directors of the Corporation are divided into three classes and elected to serve staggered three-year terms. Under Delaware law, directors serving staggered terms can be removed from office only for cause. Additionally, special meetings of the Corporation's shareholders for any purpose may be called by the Chairman of the Board and must be called by the Chairman of the Board or Secretary at the written request of a majority of the Board. Shareholders do not have the power to call a special meeting.

         On May 15, 1997, the Board of Directors of the Corporation amended and restated the terms of its Rights Agreement. Each Right (a "Right"), as amended, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series A Preferred Stock of the Corporation at a price of $100 per one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), subject to adjustment.

         The Rights become exercisable upon the earlier to occur of (i) the public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding Common Stock (an "Acquiring Person"); or (ii) 10 days following the commencement of a tender offer or exchange offer the consummation of which would result in a person becoming an Acquiring Person. The rights will expire at the close of business on June 26, 2007, unless earlier redeemed by the Corporation.

         In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have for a period of 60 days the right to receive, upon exercise, that number of shares of Common Stock or one-hundredths of a share of Series A Preferred Stock (or, in certain circumstances, other securities of the Corporation) having a value (immediately prior to such triggering event) equal to two times the exercise price of the Right.

         In the event that, (i) the Corporation merges with an Acquiring Person or merges with any other person in which merger all holders of Common Stock are not treated alike, or (ii) more than 50% of the Corporation's assets or earning power is sold or transferred, to an Acquiring Person, or, to any other person if in such transaction all holders of Common Stock are not treated alike, then each holder of a Right shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

         Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share; thereafter, and after the holders of the Common Stock receive a liquidation payment of $1.00 per share, the holders of the Series A Preferred Stock and the holders of the Common Stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each share of Series A Preferred Stock and Common Stock so held, respectively. Each one-one hundredth share of the Series A Preferred Stock will be entitled to one vote and shall be voted with the Common Stock as one class. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. In the event that the amount of accrued and unpaid dividends on the Series A Preferred Stock is equivalent to six full quarterly dividends or more, the holders of the Series A Preferred Stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Stock until all cumulative dividends on the Series A Preferred Stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

         At September 30, 1997, the terms of guaranties by Old Republic of bank loans to the trustee of Old Republic's Employee Savings and Stock Ownership Plan provided that, while such loans are outstanding, Old Republic will maintain a minimum consolidated tangible net worth (excluding goodwill and net unrealized capital gains or losses, but including the title plants and records of subsidiaries of the Title Insurance Group) of at least $400 million. Such guaranties also, among other things, restrict Old Republic from permitting Debt (as defined) to exceed 25% of its consolidated tangible net worth (as adjusted for goodwill and net unrealized capital gains or losses on equity securities) without approval of the lenders. As of September 30, 1997, the Corporation had a consolidated tangible net worth (as so adjusted) of $1,960 million.


                        DESCRIPTION OF DEPOSITARY SHARES

         The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

         The Corporation may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

         The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

         A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

         The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

         The amount so distributed in any of the foregoing cases will be reduce by any amount required to be withheld by the Corporation or the Preferred Stock Depositary on account of taxes.

 Conversion and Exchange

         If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

         If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Corporation redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Corporation.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Corporation with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Corporation after a period of two years from the date such funds are so deposited.

Voting

         Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all reasonable action which may be deemed necessary by the Preferred Stock
Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

         Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Corporation to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

         The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding

Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

         Whenever so directed by the Corporation, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Corporation a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the
Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

         The Corporation will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.


Miscellaneous

         The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Corporation which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

         Neither the Preferred Stock Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Corporation under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Corporation nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Corporation and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on document believed to be genuine.


         The Preferred Stock Depositary may resign at any time or be removed by the Corporation, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Corporation, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                             DESCRIPTION OF WARRANTS

         The Corporation may issue Warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Corporation and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Corporation in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

         The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

         The  Corporation  may  issue  Stock  Purchase  Contracts,  representing contracts obligating holders to purchase from the Corporation, and the Corporation to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities or Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Stock. The Stock Purchase Contracts may require the Corporation to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Corporation may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

         The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                              PLAN OF DISTRIBUTION

         The Corporation may sell the Offered Securities directly or through agents, underwriters or dealers.

         Offers to purchase Offered Securities may be solicited by agents designated by the Corporation from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. The Corporation may also sell Offered Securities to an agent as principal. Agents may be entitled to, under agreements which may be entered into with the Corporation, indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

         If any underwriters are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Corporation will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

         If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Corporation will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

         Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as agents for the Corporation. Any remarketing firm will be identified and the terms of its agreement, if any, with the Corporation and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled, under agreements which may be entered into with the Corporation, to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Corporation in the ordinary course of business.

         If so indicated in the Prospectus Supplement, the Corporation will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                  LEGAL MATTERS

         Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Offered Securities of Old Republic International Corporation will be passed upon for the Corporation by Spencer LeRoy III, Senior Vice
President, General Counsel and Secretary of the Corporation, and by Lord, Bissell & Brook, Chicago, Illinois, counsel to the Corporation. Mr. LeRoy holds stock and options to purchase stock granted under the Corporation's employee stock plans, which in the aggregate represent less than 1% of the Corporation's Common Stock.

                                  ERISA MATTERS

         The Corporation and certain affiliates of the Corporation may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the Code"), with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Offered Securities are acquired by a pension or other employee benefit plan with respect to which the Corporation or any of its affiliates is a service provider (or otherwise is a "party in interest" or a "disqualified person"), unless such Offered Securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the Offered Securities should consult with its legal counsel.

                                    EXPERTS

         The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of income, preferred stock and common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

         SEC registration fee..................................$   147,500
         Printing and engraving................................     40,000
         Legal fees and expenses...............................     75,000
         Fees of accountants...................................     50,000
         Fees of trustee.......................................     15,000
         Blue sky fees and expenses............................     50,000
         Rating agency fees....................................     40,000
         Miscellaneous.........................................     25,000
                                                               -----------
         Total ................................................$   442,500
                                                               ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation law permits the indemnification of directors, officers, employees and agents of Delaware corporations. Article Thirteenth of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the indemnification of directors and officers to the full extent required or permitted by the General Laws of the State of Delaware, now or hereafter in force, whether such persons are serving the Corporation, or, at its request, any other entity, which indemnification shall include the advance of expenses under the procedures and to the full extent permitted by law. Article Thirteenth of the Articles of Incorporation further provides that the foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and that no amendment or repeal of Article Thirteenth shall apply to or have any effect on any right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. In addition, the Corporation's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Corporation. Reference is made to section 145 of the Delaware General Corporation Law and Article Thirteenth of the Certificate of Incorporation, which are incorporated herein by reference.

ITEM 16.  LIST OF EXHIBITS.

EXHIBIT

1.1+              Form of Underwriting Agreement (Debt)
1.2+              Form of Underwriting Agreement (Equity)
1.3+              Form of Underwriting Agreement (Stock Purchase Contracts)
1.4+              Form of Underwriting Agreement (Stock Purchase Units)

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
3.1               Restated Certificate of Incorporation of the Corporation
                  (incorporated herein by reference to Exhibit 3(A) to the
                  Corporation's Annual  Report on Form 10-K for the year ended
                  December 31, 1995).
3.2++             Amended and Restated Bylaws of the Corporation.
4.1               Indenture  dated as of August 15, 1992 between the Corporation and Wilmington Trust Company, as trustee  (incorporated herein by  reference  to  Exhibit  4(G) to the  Corporation's  Annual
                  Report on Form 10-K for the year ended December 31, 1993).
4.2               Supplemental Indenture No. 1 dated as of June 16, 1997
                  supplementing the Indenture (incorporated herein by reference to Exhibit 4.3 to the Corporation's Registration Statement on
                  Form 8-A filed on June 16, 1997).
4.3*              Supplemental Indenture No. 2 dated as of December    , 1997
                  supplementing the Indenture.
4.4+              Form of Deposit Agreement
4.5+              Form of Purchase Contract Agreement
4.6+              Form of Pledge Agreement
4.7               Certificate of Designations of Series G-2 Convertible
                  Preferred Stock (incorporated herein by reference to Exhibit
                  4(A) to the Corporation's Annual Report on Form 10-K for the
                  year ended December 31, 1995)
4.8               Amended and Restated Rights Agreement dated May 15, 1997
                  between the Corporation and The First Chicago Trust Company of New York (incorporated herein by reference to Exhibit 4.1 to the Corporation's Current Report on Form 8-K filed on
                  May 30, 1997).
4.9               Certificate of Designations of Series A Junior Participating
                  Preferred Stock (incorporated herein by reference to Exhibit
                  4.1 to the Corporation's Current Report on Form 8-K filed
                  on May 30, 1997).
4.10              Agreement to furnish certain long-term debt instruments to the
                  Securities and Exchange Commission upon request (incorporated herein by reference to Exhibit 4(D) to the Corporation's Form
                  8 filed on August 28, 1987).
5.1*              Opinion of Spencer LeRoy III.
12.1*             Statement re:Computation of ratio of earnings to fixed charges
12.2*             Statement re:Computation of ratio of earnings to combined
                  fixed charges and preferred stock dividends
23.1**            Consent of Coopers & Lybrand  L.L.P.
23.2*             Consent of Spencer LeRoy III (included in Exhibit 5.1)
24.1**            Powers of Attorney for the Corporation (included in signature pages)
25.1              Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of Wilmington Trust Company, as Trustee, under the Indenture (incorporated herein by reference to Exhibit 26 to the Corporation's Registration Statement No.
                  33-49064 on Form S-3, declared effective August 18, 1992).

--------
    +             To be filed under subsequent Form 8-K
    *             To be filed by amendment
   **             Filed herewith

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

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
                  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising  after  the  effective   date  of  this   registration
                  statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification

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
against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON DECEMBER 24, 1997.

                                       Old Republic International Corporation


                                       By:          /s/ A. C. Zucaro
                                          -----------------------------------
                                          NAME: A. C. ZUCARO
                                          TITLE: CHAIRMAN, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS A. C. ZUCARO, PAUL D. ADAMS, SPENCER LEROY AND ANY VICE PRESIDENT OF THE CORPORATION HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, WITH FULL POWERS OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, INCLUDING POST-EFFECTIVE AMENDMENTS, AS WELL AS ANY RELATED REGISTRATION STATEMENT (OR AMENDMENT THERETO) FILED PURSUANT TO RULE 462 PROMULGATED UNDER THE

SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, AND HEREBY RATIFIES AND CONFIRMS ALL HIS OR HER SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

     THIS POWER OF ATTORNEY MAY BE EXECUTED IN MULTIPLE COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE INSTRUMENT.

     PURSUANT  TO  THE   REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

   SIGNATURE                      TITLE                              DATE

 /s/ A. C. Zucaro          Chairman, President                December 24, 1997
-----------------------    and Chief Executive
     A. C. ZUCARO          Officer (Principal
                           Executive Officer)


 /s/ Paul D. Adams         Senior Vice                        December 24, 1997
----------------------     President, Chief Financial
    PAUL D. ADAMS          Officer and Treasurer
                           (Principal Financial Officer)

 /s/Harrington Bischof     Director                           December 24, 1997
----------------------
  HARRINGTON BISCHOF

 /s/Anthony F. Colao       Senior Vice President              December 24, 1997
----------------------     and Director
   ANTHONY F. COLAO

 /s/Kurt W. Kreyling       Director                           December 24, 1997
----------------------
   KURT W. KREYLING

 /s/William G. White, Jr.  Director                           December 24, 1997
-------------------------
   WILLIAM G. WHITE, JR.

 /s/Jimmy A. Dew           Director                           December 24, 1997
-------------------------
   JIMMY A. DEW

 /s/Wilbur S. Legg         Director                           December 24, 1997
-------------------------
   WILBUR S. LEGG

 /s/John W. Popp           Director                           December 24, 1997
-------------------------
    JOHN W. POPP

 /s/ David Sursa           Director                           December 24, 1997
-------------------------
    DAVID SURSA

 /s/ Peter Lardner         Director                           December 24, 1997
-------------------------
    PETER LARDNER

 /s/William A. Simpson     Senior Vice President              December 24, 1997
-------------------------  and Director
    WILLIAM A. SIMPSON

 /s/Arnold L. Steiner      Director                           December 24, 1997
-------------------------
   ARNOLD L. STEINER


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